Exhibit 4.6

CERTIFICATE OF DECREASE

OF

CLASS A COMMON STOCK

OF

SOUTHERN PERU COPPER CORPORATION

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Southern Peru Copper Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

The Board of Directors of the Corporation, by resolution dated May 19,  2005, duly authorized and directed that the number of shares of the Corporation’s Class A Common Stock be decreased from 65,900,833 shares to 0 shares.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Secretary on May 19, 2005.

SOUTHERN PERU COPPER CORPORATION

By
Armando Ortega
Secretary